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                                                                   EXHIBIT 10.11
                                                                   -------------
NORTEK

RICHARD L. BREADY
CHAIRMAN AND CEO

October 31, 2003

Bryan Sveinson
President
CWD Windows and Doors
2008-48th Street SE
Calgary
Alberta, Canada T2B 2E5

Dear Bryan,

         This letter describes the terms and conditions of the key employee incentive program for the possible sale of Ply Gem Industries, Inc., including its wholly-owned subsidiaries Variform, Inc., Napco, Inc., Great Lakes Window, Inc., Kroy Buildings Products, Inc. and Thermal-Gard, Inc., and the business of the CWD Windows and Doors Division of Broan-NuTone Canada Inc. (collectively "WDS").

         1. Upon the closing of the sale of WDS, you will be paid by Nortek, Inc. a cash incentive bonus of $200,000, payable on or before the 10th day after Nortek receives payment from the sale.

         2. Upon the closing of the sale of WDS: (a) the Class A Options previously granted to you pursuant to the Nortek Holdings, Inc. 2002 Stock Option Plan shall become fully vested; and (b) the Class A and Class B Options previously granted to you shall remain exercisable by you (subject to all other conditions of the Plan, including the requirements that a minimum Exit Value per share in excess of $92 is achieved and that the Kelso entities achieve the 17% Investor Return) regardless of your continued employment with WDS after the sale. A copy of the resolution of the Compensation Committee of the Nortek Holdings Board of Directors is enclosed together with a copy of the Stock Option Plan.

         3. No payments or arrangements pursuant to paragraphs 1 and 2 above shall be made if you are not employed by WDS (for any reason) on the sale date or you have not committed the necessary time and effort toward the sale of WDS which shall include preparing due diligence materials, preparing presentation material, meeting with potential buyers and otherwise acting in the best interests of the shareholders of WDS.

         4. You have also been named by the Ply Gem Industries, Inc. Board of Directors as a participant in the Ply Gem Industries, Inc. Change in Control Severance

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                  Benefit Plan for Key Employees, a copy of which is enclosed.
                  The Plan provides generally that if you are terminated other than for Cause or there is a material adverse change in your employment during a period of 24 months following the sale of WDS, you shall be paid, for the 24 months following such termination, an annual amount equal to your 2003 base salary plus your 2003 annual performance bonus. (Please refer to the specific language of the plan.)

         5. In the event the sale of WDS is not completed on or before March 31, 2004, this letter shall be null, void and have no further affect and any obligation or agreement set forth herein shall immediately terminate even if WDS is sold at some later date.

         6. This letter should in no way be viewed as any guarantee of continued employment with WDS.

         7. All payments shall be subject to any applicable withholdings and any tax on such amounts shall be your responsibility. It is understood that payments made pursuant to this letter do not create any employment arrangement between any individual and Ply Gem, Nortek or any Nortek subsidiary. Any payments made pursuant to this agreement are not counted toward any pension, 401(k) or other benefit plan of WDS or Nortek.

         8. This letter sets forth the entire understanding regarding what payment, if any, shall be made to you upon the sale of WDS except as may be set forth in a written agreement between the parties or contained in written benefit plans available to employees or executives generally.

                                              Very truly yours,

                                              /s/ Richard L. Bready

                                              Richard L. Bready

NORTEK, INC., 50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903-2360 401-751-1600
                                FAX 401-751-4610